UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): March 22, 2010

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                      Entry into a Material Definitive Agreement.

On March 22, 2010, CytRx Corporation (“we,” “us,” “our” or the “Company”) entered into a stock redemption agreement with RXi Pharmaceuticals Corporation, pursuant to which RXi agreed to buy back from us 675,000 of our RXi shares at a price of $5.70 per share, resulting in cash proceeds to us of approximately $3.8 million.  RXi will complete the buyback in conjunction with a $16.2 million registered direct public offering by RXi of shares of RXi common stock and warrants to purchase RXi shares announced by RXi on March 23, 2010.  The stock redemption agreement with RXi also provides for RXi’s possible future buyback of up to an additional 135,000 of our RXi shares to the extent the warrants sold by RXi in its registered direct offering are exercised (and subject to our ownership of such shares at the time).  The buyback price of any of these additional RXi shares would be equal to the $6.00 exercise price per share of the RXi warrants.

In connection with entering into the stock redemption agreement, we waived our preemptive right to purchase the RXi securities sold in its registered direct offering and agreed with the purchasers of the RXi securities not to sell or otherwise dispose of any of our remaining RXi shares during the period ending May 24, 2010.

The buyback of our RXi shares is expected to close no later than March 26, 2010, subject to customary closing conditions.  After giving effect to RXi’s registered direct offering, we will continue to own approximately 5.1 million RXi shares, or 28% of the RXi shares outstanding immediately following these transactions.

A copy of our press release issued on March 23, 2010 regarding the transactions described in Item 1.01, above, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2010	By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	CytRx Corporation press release, dated March 23, 2010